                                                                    EXHIBIT 99.1


                                               Financial Contact: Joel Kimbrough
                                                                    901.385.3621
                                        Investor Relations Contact: Kerry Finney
                                                                    901.381.7442

For Immediate Release


ACCREDO HEALTH, INC. ANNOUNCES RECORD FOURTH QUARTER AND YEAR END RESULTS

Memphis, TN, August 30, 2004 - Accredo Health, Incorporated (NASDAQ: ACDO) today reported record results for its fourth quarter and year ended June 30, 2004. Net income for the quarter increased 15% to $19.8 million, or $0.40 per diluted share, compared to $17.2 million, or $0.36 per diluted share, for the same period in fiscal 2003. Revenues for the quarter increased 16% to $382.8 million compared to $329.1 million for the same period in fiscal 2003. For the year, net income was $78.3 million, or $1.60 per diluted share, compared to $29.5 million, or $0.61 per diluted share, in fiscal 2003. For the year, revenues increased 10% to $1.517 billion compared to $1.373 billion in fiscal 2003. In addition, gross profit margins were 21.0% and earnings before minority interest, interest, taxes, depreciation and amortization (EBITDA) as a percentage of revenues were 9.9% for the year ended June 30, 2004. An explanation and reconciliation of net income under generally accepted accounting principles (GAAP) to EBITDA is discussed in the question and answer section of this press release.

The financial information contained herein is unaudited. The audit will not be complete until the Company files its report on form 10-K with the SEC, which is due September 13, 2004. Accordingly, the financial information included in this press release is subject to change pending the completion of the audit by the Company's auditor, Deloitte & Touche LLP.

David D. Stevens, Accredo's chairman and chief executive officer commented, "We are pleased with our record results for the quarter, especially considering the challenges we faced with significant reductions in reimbursement from government payors. We are also excited about a number of positive events, including the initial transfer of patients to us from our expanded relationship with Medco Health Solutions, Inc.; our announced acquisition of Hemophilia Resources of America, Inc. (HRA); and our selection by Bertek Pharmaceuticals, Inc. as one of three preferred specialty providers of APOKYN(TM) for the treatment of patients suffering from severe symptoms of advanced Parkinson's disease. During the June quarter, we incurred expenses preparing for the launch of APOKYN(TM), which we began shipping on August 18, 2004."

Mr. Stevens continued, "During the September quarter, we are investing significant resources to prepare for our October launch of the seasonal drug Synagis(R), MedImmune, Inc.'s product for the treatment of RSV. We once again expect to achieve revenue growth from Synagis(R) greater than the rate of growth applicable to the overall market for that product. As a reminder, we had Synagis(R) revenues of approximately $108 million in fiscal 2004 primarily in our December and March quarters."

Joel R. Kimbrough, Accredo's chief financial officer, added, "We are pleased with the continued overall revenue growth, especially in several key product lines including Synagis(R), Tracleer(TM), Remodulin(R) and growth hormone. Synagis(R), for example, achieved 41% revenue growth from fiscal 2003 to fiscal 2004. We are also pleased with the $37 million of revenue recorded in fiscal 2004 from the six newest products in our portfolio. As a reminder, we began distributing certain products on a consignment basis and sold our infertility business during fiscal 2003 eliminating revenues from these products in future periods. In fiscal year 2003, our revenues from these products amounted to approximately $65.9 million. Excluding the $65.9 million, total revenues increased 16% from fiscal 2003 to fiscal 2004."

Mr. Kimbrough continued, "As a result of a variety of events occurring in the June 2004 quarter, we are revising our earnings per share estimate for fiscal 2005. We now have additional information on the impact of the recently implemented reimbursement rates from MediCal and Medicare for the reimbursement of hemophilia factor and Medicare's reduction in reimbursement for our Pulmonary Arterial Hypertension (PAH) products Flolan(R) and Remodulin(R). However, we do not have the final reimbursement rates from MediCal nor Medicare's final reimbursement rates for Flolan(R) and Remodulin(R), therefore, we expect further clarity in the future. In addition, we have recently experienced lower reimbursement from some payors for IVIG. Also, Aetna has recently announced their intentions to move some of their specialty pharmacy business from us to a joint venture partially owned by Aetna. We also have previously announced that as a result of the recent amendment to our Senior Credit facility, we will be expensing approximately $4.4 million of unamortized debt issuance costs associated with the existing credit facility as a one-time non-cash charge in the September 2004 quarter. Based upon the latest information we have and taking these recent events into consideration along with the recent acquisition of HRA, we are revising our fiscal 2005 earnings per share estimate. We estimate that for our fiscal year ending June 30, 2005, we will achieve earnings per share of $1.45 to $1.53. This compares to our previously announced estimate of earnings per share in a range of $1.88 to $1.93. We are not changing our fiscal 2005 estimate for revenues, which we estimate will range from $1.85 billion to $1.90 billion. These estimates assume no new indications for current product lines (including our newest product APOKYN(TM)), potential new product lines or possible future acquisitions and are based upon our current estimates for reimbursement rates."

IN ADDITION TO THE PREVIOUS DISCUSSIONS, WE ARE PROVIDING THE FOLLOWING QUESTIONS AND ANSWERS RELATED TO OUR OPERATING RESULTS AND OUR ON-GOING
BUSINESS:

Q1) WHAT ARE THE COMPONENTS OF THE CHANGE IN THE COMPANY'S FISCAL 2005 EPS ESTIMATES FROM THE PREVIOUS ESTIMATE RANGE OF $1.88 TO $1.93 TO A RANGE OF $1.45 TO $1.53?

A1) The change in the Company's fiscal 2005 earnings estimates includes several different elements, each of which is discussed in greater detail in separate questions and answers below. Our estimate of the EPS impact from the various elements, based on information available at this time, is as follows:


                                                                        Low     High
                                                                       -----    -----
PREVIOUS FISCAL 2005 EPS ESTIMATE RANGE                                $1.88    $1.93

Additions:
         Estimated accretion for the acquisition
            of Hemophilia Resources of America                          0.11     0.11

Reductions:
         Estimated impact of IVIG margin decrease                      (0.20)   (0.19)

         Estimated impact of current Medicare
            reimbursement rates for Remodulin and Flolan               (0.12)   (0.12)

         Estimated incremental impact of MediCal's average
            sales price (ASP) calculation changes for hemophilia       (0.06)   (0.06)

         Estimated incremental impact of proposed
            Medicare hemophilia reimbursement rate                     (0.04)   (0.03)

         Estimated fiscal 2005 impact of the
            Aetna/PHCC joint venture                                   (0.07)   (0.06)
                                                                       -----    -----
EARNINGS ESTIMATE BEFORE ONE-TIME NON-CASH CHARGE
   FOR THE UNAMORTIZED DEBT ISSUANCE COSTS                              1.50     1.58

         Expense for the unamortized debt issuance costs
            related to our amended Senior Credit facility              (0.05)   (0.05)
                                                                       -----    -----
REVISED FISCAL 2005 EPS ESTIMATE RANGE                                 $1.45    $1.53
                                                                       -----    -----

These estimates assume no new indications for current product lines (including our newest product APOKYN(TM)), potential new product lines or possible future acquisitions and are based upon our current estimates for reimbursement rates. Our estimates are subject to numerous assumptions based on information available to us at the time made and our judgment about the anticipated impact on our future results and how we expect to react to future events. For example, our current assumptions do not include possible increases in reimbursement. Further, although extensive cost-cutting initiatives might allow us to meet our previous EPS estimates for fiscal 2005, we have determined at this time that such measures would negatively impact our long-term growth strategy.

Q2) WHAT IS THE STATUS OF THE RECENTLY ANNOUNCED ACQUISITION OF HEMOPHILIA RESOURCES OF AMERICA?

A2) As previously announced, we completed the acquisition of HRA on July 21, 2004. We immediately began working with the HRA management team to maximize synergistic opportunities, and to date the merger of HRA into our subsidiary Hemophilia Health Services has gone very well. This acquisition was immediately accretive to our earnings, and we estimate that HRA will add approximately $0.11 per share in the year ending June 30, 2005.

Q3)      WHAT IS HAPPENING TO THE GROSS MARGINS FOR IVIG?

A3) During fiscal 2003 and the early part of fiscal 2004, our gross margins expanded in the IVIG product line due to increasing product supply which reduced our acquisition cost. We have previously noted, however, that the specialty pharmacy industry is highly competitive, and that we are subject to price fluctuations. Recently, several factors have caused our acquisition cost to rise. In addition, we have begun to experience reimbursement pressure due to competition arising out of the excess product supply and from product-only service models being introduced by certain competitors. As a result, we expect the gross margin percentage for IVIG to decline during fiscal 2005. We have included an estimate of the effect of this anticipated IVIG gross margin contraction in our revised fiscal 2005 estimates (See Question 1).

Q4) WHAT IS THE EFFECT OF THE MEDICARE PRESCRIPTION DRUG, IMPROVEMENT AND MODERNIZATION ACT OF 2003 (MMA) ON THE REIMBURSEMENT FOR REMODULIN AND FLOLAN, TWO OF THE COMPANY'S TREATMENTS FOR PATIENTS WITH PULMONARY ARTERIAL HYPERTENSION?

A4) Remodulin(R) and Flolan(R) are covered by Medicare incident to durable medical equipment (DME) reimbursement since they are administered through an infusion pump and are reimbursed through one of the four Medicare DME regional carriers (DMERCs). As we have previously noted, MMA changes the way the Federal government pays for certain Part B drugs, and we expected that ultimately prices and margins on some drugs would be reduced. Under the MMA, Remodulin(R) and Flolan(R) are paid at 95% of the average wholesale price (AWP) in effect on October 1, 2003 until the DME competitive acquisition program is phased in from 2007 to 2010. Under Medicare Part B, we receive 80% of this amount directly from Medicare and the remaining 20% is the patient's co-payment obligation. Each one of these drugs is packaged in several different vial strengths in order to be able to provide the most appropriate dose level for each patient. Since January 1, 2004, the effective date of the MMA, the DMERCs have established payment rates for the 10mg Remodulin(R) vial size and the 0.5 mg vial size of Flolan(R) at rates that are below our acquisition cost of the drugs. In addition, one regional DMERC is currently paying all Remodulin(R) vial sizes at the same rate per mg as that of the 10 mg vial, thus reducing our reimbursement for all Medicare recipients of Remodulin(R) in that region. Since the new rates went into effect, we have been appealing claims in this one region, and we were hopeful that the DMERC would retroactively correct this situation. We were also hopeful that CMS would retroactively increase the reimbursement rates for Flolan(R) and Remodulin(R). Recently, the Company and the manufacturer of Remodulin(R), United Therapeutics Corporation, separately met with CMS to discuss these issues. While CMS has not definitively responded to our request for changes in the rates, we are now less optimistic that CMS will act promptly to change the rates or change the rates on a retroactive basis. Although a change in those rates is possible and we believe that CMS has the authority to initiate such a change under the guidelines set forth in the MMA, our revised fiscal 2005 estimates (See Question 1) assume that Remodulin(R) and Flolan(R) are reimbursed by Medicare at the lower rates currently being used by the DMERCs and do not assume any change to those rates in fiscal 2005 by CMS.

Q5) WHAT IS THE LATEST INFORMATION ON MEDICAL REIMBURSEMENT FOR BLOOD CLOTTING FACTOR FOR FISCAL 2005?

A5) Effective June 1, 2004, MediCal, the California state Medicaid program, began implementation of a new reimbursement methodology for hemophilia blood clotting factor. Under this methodology, providers will be reimbursed a rate of ASP plus 20% for all factor products. Although we have not received the final ASP rates from MediCal, we have recently learned from several manufacturers what was submitted to MediCal for consideration as ASP rates for the manufacturers' products. If adopted by California, these rates are below our original ASP estimates, and therefore, would worsen the impact of the changes by MediCal on our hemophilia reimbursement. In addition, we understand that California is considering further reducing the final ASP rates by the inclusion of certain items, such as prompt pay discounts, in establishing product reimbursement rates. We have included an estimate of the potential impact of these changes in our revised fiscal 2005 estimates (See Question 1).

Q6) WHAT IS THE EFFECT OF THE MMA ON THE REIMBURSEMENT FOR HEMOPHILIA CLOTTING FACTOR?

A6) Under the MMA, there are major changes in the Medicare payment rates for blood clotting factor beginning in 2005. Currently, Medicare payment for blood clotting factor furnished by pharmacies and physician offices continues to be at 95% of AWP in 2004. Under Medicare Part B, the Company receives 80% of this amount directly from Medicare and the remaining 20% is the patient's co-payment obligation. Effective

January 1, 2005, the Company will be paid for blood clotting factor based on the new ASP methodology. We expect that the resulting payment rates will be lower than the current rates for these products. Congress has directed CMS to make a separate payment to the entity that provides blood clotting factor to a Medicare beneficiary for items and services related to the furnishing of such products. The amount of this separate payment is capped so that the total of the ASP payment rate and the separate payment amount cannot exceed 95% of AWP. In the recently issued fee schedule proposed rule, CMS proposed a separate payment amount of $0.05 per unit of blood clotting factor. We believe that the proposed separate payment amount is inadequate for the service level requirements of the Medicare beneficiary with hemophilia. A 60-day comment period for this proposed rule commenced on its release date, and CMS has invited comments. We are in the process of preparing comments to this proposed rule. Our revised fiscal 2005 estimates (See Question 1) assume that the separate payment of $0.05 per unit of blood clotting factor goes into effect, along with the ASP payment methodology, on January 1, 2005, and CMS makes no change in its proposed rule.

Q7) WHAT IS THE EFFECT ON FISCAL 2005 OF THE RECENTLY ANNOUNCED AETNA/PHCC JOINT VENTURE?

A7) Revenues reimbursed or to be reimbursed by Aetna comprised approximately 10% of our total revenues in fiscal 2004. Our contract with Aetna expires on December 31, 2004, at which time Aetna has indicated that they will begin transferring certain patients and therapies to the new proposed joint venture. Aetna expects that the transfer of patients will be completed in the third quarter of calendar 2005. Our estimate of the impact of the loss of a portion of the Aetna business is included in our revised fiscal 2005 estimates (See Question 1).

Q8)      WHAT IS THE RECONCILIATION OF NET INCOME UNDER GAAP TO EBITDA?

A8) When we refer to EBITDA, we mean net income before minority interest, interest, income tax expense, and depreciation and amortization. We have included the EBITDA information because we consider it to be a good indication of our ability to generate cash flow in order to liquidate our liabilities and reinvest in our Company. EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income as a measure of performance or for cash flow as a measure of liquidity. A reconciliation of net income under GAAP to EBITDA for the year ended June 30, 2004 is as follows (in thousands):

                                                        2004
                                                      --------
      Net income                                      $ 78,313
      Minority interest in consolidated subsidiary       2,338
      Interest expense, net                              8,125
      Income tax expense                                49,124
      Depreciation and amortization                     12,866
                                                      --------
      EBITDA                                          $150,766
                                                      ========
      EBITDA as a percentage of total revenues             9.9%
                                                      ========



Q9) WHY DID GROSS PROFIT MARGINS DECREASE TO 20.7% IN THE JUNE 2004 QUARTER COMPARED TO 22.2% ACHIEVED IN THE SAME QUARTER LAST YEAR?

A9) For the June 2004 quarter, gross profit margins decreased to 20.7% compared to 22.2% in the same quarter last year. The decrease in gross profit margins as a percentage of revenue is primarily the result of product mix changes. We derived a larger percentage of our revenues from lower margin products in the June 2004 quarter (primarily growth hormone, Avonex(R) and the six new products launched in fiscal 2004) when compared to the same quarter last year. In addition, we experienced a decrease in reimbursement from

Medicare, MediCal and other Medicaid programs in the June 2004 quarter for some of our products, including hemophilia clotting factor, IVIG, Flolan(R) and Remodulin(R).

Q10) WHY DID BAD DEBT EXPENSE DECREASE TO 1.6% OF REVENUE IN THE JUNE 2004 QUARTER COMPARED TO 2.1% IN THE SAME QUARTER LAST YEAR?

A10) The decrease in bad debts as a percentage of revenues is primarily due to a decrease in the percentage of our revenues that were reimbursed by major medical benefit plans versus prescription card benefits. The change in revenue mix discussed above directly impacts the percentage of revenue reimbursed by prescription card benefits versus major medical benefit plans. The majority of the reimbursement provided by major medical benefit plans are subject to much higher co-payment and deductible amounts versus the typical $20 to $30 co-pay generally required by prescription card benefit plans.

Q11) WHY DID CASH FLOW PROVIDED BY OPERATING ACTIVITIES DECREASE FROM $71.1 MILLION IN FISCAL 2003 TO $58.3 MILLION IN FISCAL 2004?

A11) The decrease in cash flows provided by operating activities is primarily due to the increase in inventory from $90.0 million as of June 30, 2003, to $128.3 million as of June 30, 2004. As a percentage of cost of sales, inventory increased from 8.3% in fiscal 2003 to 10.7% in fiscal 2004. This increase is due to the growth in our business, the purchase of inventory to fulfill certain purchase commitments and the purchase of certain inventory at a lower acquisition cost. This increased level of inventory does not exceed our demand, and we do not expect to have any obsolescence adjustments related to this additional inventory.

Q12)     WHAT IS THE STATUS OF THE DISTRIBUTION OF APOKYN(TM)?

A12) We announced on April 26, 2004, that we were selected by Bertek Pharmaceuticals, Inc., a wholly owned subsidiary of Mylan Laboratories, Inc., as a preferred specialty pharmacy provider of APOKYN(TM) used in the acute, intermittent treatment of hypomobility associated with advanced Parkinson's disease. We began the distribution of this product August 18, 2004. We have not included the addition of this product in our estimates. We will update our estimates when Bertek announces their expectations for this product, and we have more data to estimate the impact on our results.

As previously announced, the Company's conference call to discuss the fourth quarter results is scheduled for Monday, August 30, 2004, at 9:00 a.m. CDT. The conference call will be web-cast live on the Accredo Health, Incorporated web site. Interested parties may access the web-cast at www.accredohealth.com beginning at 9:00 a.m. CDT on August 30, 2004. A replay of the call will be available, and there will also be a playback of the conference call available over the Internet beginning approximately one hour after the end of the conference call. The replay of the call will be available until September 17, 2004 at 5:00 p.m. CDT. To access the replay call, dial 402-220-2491 and enter the code 25243922. The Internet playback option will be archived on the Company's website. To access the Internet playback, go to www.accredohealth.com.

In addition to historical information, certain of the statements in the preceding paragraphs, particularly those anticipating future financial performance, business prospects and growth and operating strategies constitute forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as anticipate, believe, estimate, expect, intend, predict, hope or similar expressions. Such statements, which include estimated financial information or results and the quoted comments of Mr. Stevens and Mr. Kimbrough above, are based on management's current expectations and are subject to a number of factors and uncertainties which could cause actual results to differ materially from those described in the forward-looking statements, including, without limitation, the loss of a biopharmaceutical relationship, our inability to sell existing products, difficulties integrating acquisitions, the impact of pharmaceutical industry regulation, the difficulty of predicting FDA and other regulatory authority approvals, the regulatory environment and changes in healthcare policies and structure, acceptance and demand for new pharmaceutical products and new therapies, the impact of competitive products and pricing, the ability to obtain products from suppliers, reliance on strategic alliances, the ability to expand through joint ventures and acquisitions, the ability to maintain pricing arrangements with suppliers that preserve margins, the need for and ability to obtain additional capital, the seasonality and variability of operating results, the Company's ability to implement its strategies and achieve its objectives and the risks and uncertainties described in reports filed by Accredo with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation, cautionary statements under the heading "Risk Factors" made in Accredo's Annual Report on Form 10-K for its year ended June 30, 2003 and Accredo's Quarterly Reports on Form 10-Q.


                                       ###

                          ACCREDO HEALTH, INCORPORATED
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                                          (UNAUDITED)                        (UNAUDITED)
                                                          YEAR ENDED                      THREE MONTHS ENDED
                                                            JUNE 30,                            JUNE 30,
                                                     2004              2003              2004              2003
                                                 ------------      ------------      ------------      ------------
Net patient revenue                              $  1,475,036      $  1,337,414      $    371,839      $    321,738
Other revenue                                          38,761            33,982            10,157             6,723
Equity in net income of joint ventures                  3,071             1,940               799               595
                                                 ------------      ------------      ------------      ------------

Total revenues                                      1,516,868         1,373,336           382,795           329,056
Cost of sales                                       1,197,836         1,086,334           303,498           256,132
                                                 ------------      ------------      ------------      ------------
Gross profit                                          319,032           287,002            79,297            72,924

General & administrative expenses                     138,521           129,803            35,355            32,629
Bad debts                                              29,745            87,418             6,014             7,073
Depreciation and amortization                          12,866            10,386             3,533             2,839
                                                 ------------      ------------      ------------      ------------
Income from operations                                137,900            59,395            34,395            30,383

Interest expense, net                                  (8,125)           (9,564)           (1,760)           (2,369)
Minority interest in consolidated subsidiary           (2,338)           (2,044)             (597)             (571)
                                                 ------------      ------------      ------------      ------------
Net income before income taxes                        127,437            47,787            32,038            27,443
Provision for income tax expense                       49,124            18,252            12,269            10,204
                                                 ------------      ------------      ------------      ------------
Net income                                       $     78,313      $     29,535      $     19,769      $     17,239
                                                 ============      ============      ============      ============

Earnings per share:
    Basic                                        $       1.63      $       0.62      $       0.41      $       0.36
    Diluted                                      $       1.60      $       0.61      $       0.40      $       0.36

Weighted average shares outstanding:
    Basic                                          48,165,855        47,509,682        48,513,123        47,780,753
    Diluted                                        49,042,676        48,442,723        49,563,592        48,304,903


                      CONDENSED CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

                                              (UNAUDITED)
                                                JUNE 30,      JUNE 30,
                                                  2004          2003
                                              ----------     ---------
Cash & cash equivalents                        $  42,743     $  48,006
Accounts receivable, net                         325,642       307,982
Inventories                                      128,323        89,985
Other current assets                              52,370        55,909
Fixed assets, net                                 41,283        31,681
Other assets                                     407,821       381,220
                                               ---------     ---------
Total assets                                   $ 998,182     $ 914,783
                                               =========     =========

Current liabilities                            $ 206,879     $ 206,008
Long-term debt                                   160,491       178,438
Other liabilities                                 28,869        17,629
Stockholders' equity                             601,943       512,708
                                               ---------     ---------
Total liabilities and stockholders' equity     $ 998,182     $ 914,783
                                               =========     =========



                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOW
                             (AMOUNTS IN THOUSANDS)

                                                           (UNAUDITED)                (UNAUDITED)
                                                           YEAR ENDED              THREE MONTHS ENDED
                                                            JUNE 30,                    JUNE 30,
                                                       2004          2003          2004          2003
                                                     --------      --------      --------      --------
Net cash provided by operating activities            $ 58,314      $ 71,070      $  9,108      $ 23,116
Net cash (used in) investing activities               (55,573)      (37,975)       (9,451)       (4,038)
Net cash (used in) financing activities                (8,004)      (28,002)       (1,549)       (3,134)
                                                     --------      --------      --------      --------
Increase (decrease) in cash and cash equivalents     $ (5,263)     $  5,093      $ (1,892)     $ 15,944
                                                     ========      ========      ========      ========